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                                   EXHIBIT 4.4

                              M.B.A. HOLDINGS, INC.

_____________________ (Optionee's Name)     NON-STATUTORY STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT ("Agreement") is made and entered into this _____st day of ____________, 200__ ("Grant Date"), by and between M.B.A. Holdings, Inc., a Nevada corporation (the "Company"), and ________________________ (the "Optionee").

                                    RECITALS

The Company, through its Board of Directors (the "Board"), has determined that in order to attract and retain the best available personnel for positions of substantial responsibility to provide successful management of the Company's business, it must offer a compensation package that provides key employees of the Company an opportunity to participate financially in the success of the Company by developing an equity interest in it. By this Agreement, the Company and the Optionee desire to establish the terms upon which the Company is willing to grant to the Optionee, and upon which the Optionee is willing to accept from the Company, an option to purchase shares of common stock of the Company ("Common Stock").

IN CONSIDERATION of the promises and of the mutual agreements hereinafter set forth, the parties agree as follows:

1. Grant of Non Statutory Stock Option. Subject to the terms and conditions hereinafter set forth, the Company grants to the Optionee the right and option (the "Option") to purchase from the Company all or any part of an aggregate number of ___________________________ (__________) shares of Common Stock, at a purchase price of $ per share, such price being not less than the Fair Market Value of the Stock as of the date hereof. The Option hereby granted is to be exercised in the manner and subject to the conditions hereinafter provided.

2. Time of Exercise of Option. This Option may be exercised by Employee for whole shares only. Employees may exercise their Option in whole at any time, or in part from time to time, in each year on a cumulative basis commencing on , with any portion not exercised to be carried over for exercise in subsequent years until , at which time any unexercised portion hereof shall expire.

3. Method of Exercise. This Option may be exercised by Employee giving written notice to the Company at its principal place of business accompanied by a check or the Optionee's note in payment of the purchase price for the Stock as to which the Option is being exercised. The Company shall make prompt delivery of such Stock, provided that if any law or regulation requires the Company to take any action with respect to the Stock as to which the Option is being exercised, the date of delivery of such Stock shall be extended for the period necessary to take such action.

4. Termination of Option. Except as otherwise stated herein, the Option hereby granted shall terminate as follows:

(a) If the Optionee's continuous employment with the Company, or an affiliated company, shall be terminated, with or without cause, or by the act of the Employee, the Optionee's right to exercise the vested shares of this Option shall terminate and all rights thereunder shall cease three (3) months after the date on which such person's association is terminated

(b) In the event of an Employee's death or permanent and total disability while in the employ of the Company, the disabled Employee or his or her personal representatives may exercise the vested shares of this Option in full at any time within one (1) year following the date of an Employee's disability or death.

5. Limitations - Grant as Non-Qualified Option. This option is intended to be a non-qualified stock option in accordance with the terms of Section 422 of the Internal Revenue Code of 1986, as amended.

6. Reclassification, Consolidation or Merger. In the event the Stock subject to Options hereunder is changed into or exchanged for a different number or kind of stock or other securities of the Company or of another organization by reason of merger, consolidation or reorganization, recapitalization, reclassification, combination of shares, stock split or stock dividend, the aggregate number of shares of Stock subject to this Option and the Option price for such shares shall be proportionately adjusted.

7. Rights Prior to Exercise of Option. The Option hereby granted is non-transferable by Employee except as otherwise provided in Paragraph 5 hereof. During the lifetime of Employee, the Options hereby granted shall be exercisable only by the Employee. Employee shall have no rights as a shareholder in the shares of Stock purchasable pursuant to Options hereunder until payment of the purchase price and delivery.

8. Registration of Common Stock. The Company shall promptly cause appropriate securities registration statements to be filed with respect to the shares underlying the Option so that upon exercise of the Option, the Common Stock received may be freely tradable.

9. Transferability of Stock. Any sale or transfer of the Stock purchased pursuant to this Option must be in accordance with applicable federal and state securities laws.

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10. Binding Effect.  This Agreement shall be binding upon the heirs,  executors, administrators and successors of the parties hereto.

11. Tax Considerations. Issuance or exercise of this Option may result in tax implications.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer, and the Optionee has hereunto affixed his signature.

M.B.A. HOLDINGS, INC., a Nevada corporation



                         --------------------------------
                         Gaylen M. Brotherson, CEO



Optionee:

                             (Optionee's Signature)